Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not materialand (ii) would be competitively harmful if publicly disclosed.

April 7, 2021

NOTICE OF AWARD

TO	From
Office of Sponsored Programs University of Texas MD Anderson Cancer Center 1515 Holcombe Boulevard Houston, Texas 77030 (713) 792 3220	Financial Department Kiromic BioPharma, Inc. Fannin South Professioral Building, Suite 140 Houston, Texas 77054 (832) 968 4888
("MD Anderson")	("Kiromic")

Title of Grant: Validation of biomarker isomeso for pancreatic cancer We are providing this letter of intent for a contract which is to be awarded to: Professor Robert S. Bresalier M.D.

Department of Gastroenterology, Hepatology and Nutrition (Principle Investigator), the

University of Texas MD Anderson Cancer Center for conduct of the above: research grant.

MD Anderson is a member institution of the University of Texas System, and as such, is a government agency of the State of Texas, which under the Constitution and the laws of the state of Texas possess certain rights and privileges, is subject to certain Imitations and restrictions, and only has such authority as is granted under the Constitution and laws of the State of Texas. Notwithstanding any provision hereof, nothing in this gran: agreement is intended to be, nor will it be construed to be, a waiver of the sovereign im11unity of the State of Texas or a prospective waiver or restriction of any of the rights, remedies, claims, and privileges of the State of Texas.

/s/ Tony Tontat

Tony Tontat – Chief Financial Officer of Kiromic BioPharma, Inc

4/8/2021

Date

TABLE OF CONTENT

Grant Dates	Page 3

MD Anderson Payment Remission Info	Page 3

Progress Reporting	Page 4

Scope of Work - Overview	Page 5

Work Details	Page 6

List of MD Anderson Staff Involved in the Research Project	Page 7

Summary of Staff Costs	Page 8

Facility Fees and Consumable Costs	Page 9

Dates of Grants

Start Date of Grant	April 1, 2021
End Date of Grant	March 31, 2022
Payment Schedule	Invoicing Schedule every first of the month. Kiromic will pay MD Anderson monthly for the grant work performed in the prior month within thirty (30) days of receipt of invoice.

Payment Information

Payment Information By Check	[*]
Payment Information By Electronic ACH	[*]
Payment Information By Bank Wire Transfers	[*]

[*]

Progress Reporting Schedule

First reporting date	July 2021
Second reporting date	October 2021
Third reporting date	January 2022
Four, and Last reporting date	March 2022

Total Cost of Research Grant

Direct costs	$[*]
Indirect costs (clinical trial)	$[*]
Total Costs	$[*]
Kiromic person to be invoiced	[*] 7707 Fannin Street, Suite 140, Houston, Texas 77054; [*] [*]

Scope of Work - OVERVIEW

•	The most significant barrier to developing the next generation of patient-specific immunotherapy products is the discovery of new cancer-specific antigen targets.

Finding new targets, particularly for solid tumors, is a challenge due to the fact that finding the exact protein that meets a number of critical variables in order to be safe and non-toxic is difficult due to the shared expression of most tumor-associated antigens with normal tissues and organs.

Mesothelin is a glycoprotein over-expressed by multiple solid tumors, suitable for targeted immunotherapies. MSLN has three isoforms; lsoform 1 and 2 are membrane isoform with only difference of presence of 8 amino acids in isoform 2; lsoform 3 is soluble form.

Study of the differential expression of mesothelin isoforms between normal and cancer cells has identified a tumor-specific variant carrying a unique sequence of amino acids which is not found in normal MSLN positive cells and can be targeted by monoclonal antibodies and CAR. MSLN isoform 2 (lsoMSLN) is a tumor-specific antigen which can be targeted to control MSLN isoform 2-expressing tumors.

Based on semi-quantitative PCR, flow cytometry and immunohistochemis!ry, this isoform appears to be expressed in pancreatic adenocarcinoma cells but normal pancreas.

Dr. Bresalier's research group has extensive experience in cancer prevention and biomarker development, cancer vaccine development and translational applications which span the spectrum from laboratory studies to randomized clinical trials, including extensive experience in collection of clinical specimens for biomarker development , biomarker validation, and translation from the lab to clinical application.

Last edited: 04/ 07/ 2021, Tony Tontat, CFO, COO - Ki rami e Bio	Page 5

Details of Work

•Specific Scope of Work by MD Anderson Staff headed by Dr. Robert S. Bresalier.

Validation

Dr. Bresalier's group will validate the turner-specific expression of lsoMSLN in adenocarcinoma of the pancreas. This will include the use of sufficient numbers of existing archival formalin-fixed specimens of adenocarcinoma of the pancreas to document expression of lsoMSLN by next generation sequencing and immunohistochemistry, including expression in carcinoma versus surrounding normal tissue.

Collection 100 fresh-tissue samples

Collection up to 100 fresh tissue samples obtained at clinically- indicated standard-of-care endoscopic ultrasound of patients with pancreatic lesions (needle biopsy or fine needle aspiration) or at surgical resection for next generation sequencing and flow cytometry.

Collection 100 serum plasma	Collection of serum/plasma from subjects with pancreatic cancer, normal age-matched controls and other GI cancer controls (colon, gastric, esophagus; total r= up to100) for lsoMSLN quantitative ELISA.
ELISA+ Preparation of cell suspension	lmmunohistochemistry, ELISA and preparation of cell suspensions for flow cytometry to be performed in Dr. Bresalier's laboratory

List of MD Anderson Staff Committed to the Research Project

establishing the roles of mucin-associated glycoproteins and the 13-galactoside binding protein galectin-3 in colon cancer metastasis and progression of gastrointestinal neopl3sia (colon, esophagus, pancreas), and how this may be exploited to reduce cancer-related mortality. Dr. Bresalier has extensive experience in cancer prevention and biomarker development, and translational applications which span the spectrum from laboratory studies to randomized clinical trials. He has extensive experience in the collection of clinical specimens for bio-marker development.

. Bresalier will oversee all of the clinical and laboratory studies outlined in the Scope of Work below, including collection of biospecimens. He will a o provide scientific guidance for experimental design, data interpretation and preparation of manuscripts.

Robert S. Bresalier, M.D., Principal Investigator

Dr. Bresalier is Professor of Medicine and the Resort Distinguished Professor in GI Oncology at MD Anderson Cancer Center. He has been a leading investigator in the area of gastrointestinal tumor biology and specifically the role of glycoproteins in tumor progression and metastasis.

He has been instrumental in establishing the roles of mucin-associated glycoproteins and the 13-galactoside binding protein galectin-3 in colon cancer metastasis and progression of gastrointestinal neopl3sia (colon, esophagus, pancreas), and how this may be exploited to reduce cancer-related mortality. Dr. Bresalier has extensive experience in cancer prevention and biomarker development, and translational applications which span the spectrum from laboratory studies to randomized clinical trials. He has extensive experience in the collection of clinical specimens for bio-marker development.

Dr. Bresalier will oversee all of the clinical and laboratory studies outlined in the Scope of Work below, including collection of biospecimens. He will a o provide scientific guidance for experimental design, data interpretation and preparation of manuscripts.

Senior Scientist or Research Faculty TBA

This individual should be an expert in biomarkers, immunology and targets for immunotherapy. He/she will direct all aspects of laboratory aspects of this project, including conceptualization experimental design and analysis of results.

Margarete Hafley, Senior Research Assistant

Ms. Hafley is Senior Research Assistant at MDACC and has worked in the Bresalier laboratory for over 15 years. She has previously participated in numerous in vitro and in vivo studies related to expression and measurement of circulating and tissue-based biomarkers. She will assist with all laboratory assays in the Bresalier, Laboratory.

Tamara Tipps, Clinical Study Coordinator

Tamara Tipps has extensive experience in coordinating trials related to biomarker validation, including projects sponsored by the EDRN. She will be responsible for the coordination of clinical sample reception, processing and

registration , as well as for the Electronic Data Capture (EDC).
Trevor Wint, Research Senior Coordinator

Trevor Wint has extensive experience in assisting with clinical trials related to biomarker validation, including projects sponsored by the EDRN. He will be responsible for assisting with clinical sample collection and processing.

Summary of Staff Costs

·Facility and Consumable Costs